FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-11

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: Dec  9 2013 08:35:56

WFRBS COMMERCIAL MORTGAGE TRUST 2013-C18 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $905.617MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/F/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	48.516	2.74	30.000%	29.8%	19.7%
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	103.340	4.94	30.000%	29.8%	19.7%
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	140.000	6.89	30.000%	29.8%	19.7%
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	170.000	9.96	30.000%	29.8%	19.7%
A-5	AAA(sf)/AAA(sf)/Aaa(sf)	201.014	9.98	30.000%	29.8%	19.7%
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	63.699	7.49	30.000%	29.8%	19.7%
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	70.062	10.01	23.250%	32.6%	18.0%
B	AA(low)(sf)/AA-(sf)/Aa3(sf)	72.657	10.06	16.250%	35.6%	16.5%
C	A(low)(sf)/A-(sf)/A3(sf)	36.329	10.06	12.750%	37.1%	15.8%
PEX	A(low)(sf)/A-(sf)/A1(sf)	179.048	10.04	12.750%	37.1%	15.8%
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	796.631	N/A	N/A	N/A	N/A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/F/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
D	BBB(low)(sf)/BBB-(sf)/NR	66.169	10.06	6.375%	39.8%	14.7%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,037,956,638
NUMBER OF LOANS:	67
NUMBER OF PROPERTIES:	73
WA CUT-OFF LTV:	54.4%
WA BALLOON LTV:	47.3%
WA U/W DSCR:	2.48x
WA U/W NOI DEBT YIELD:	13.8%
WA MORTGAGE RATE:	4.714%
TOP TEN LOANS %:	67.0%
WA TERM TO MATURITY (MOS):	109
WA AMORTIZATION TERM (MOS):	343
WA SEASONING (MOS):	0

LOAN SELLERS:	WFB (37.5%), RBS (37.2%), LIG I (8.9%),
BASIS (4.8%), NCB (4.2%), UBSRES (3.7%), C-III (3.6%)

TOP 5 PROPERTY TYPES:	RETAIL (39.1%), HOSPITALITY (21.3%),
MULTIFAMILY (13.7%), OTHER (13.5%),
MIXED USE (4.6%)

TOP 5 STATES:	NJ(30.3%), GA(16.9%), NY(11.2%), IL(10.5%), OH(4.9%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NCB, FSB
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, N.A. AND NCB, FSB
SUBORDINATE CLASS REP:	EIGHTFOLD REAL ESTATE CAPITAL FUND III, L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY FWP:	DECEMBER 10
PRESALE REPORTS:	MID-WEEK OF 12/9
ANTICIPATED PRICING:	END OF WEEK 12/9
ANTICIPATED SETTLEMENT:	DECEMBER 23, 2013

ROADSHOW
HARTFORD, BREAKFAST:	MON, 12/9 @ 8:30AM EST, MAX'S DOWNTOWN
BOSTON, LUNCH:	MON, 12/9 @ 12:00PM EST, THE LANGHAM
MINNEAPOLIS, BREAKFAST:	TUES, 12/10 @ 7:30AM EST, GRAND HOTEL MINNEAPOLIS
NEW YORK 1x1's:	TUES, 12/10
CONFERENCE CALLS:	UPON DEMAND
GLOBAL INVESTOR CALL
DATE:	MON, 12/9
TIME:	2:30PM EST
US DIAL-IN:	(877) 741-2974
INTERNATIONL DIAL-IN:	(765) 356-0706
CONFERENCE ID:	20300405

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.